Exhibit 10.1

FOURTH AMENDMENT

TO EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made effective April 27, 2018, among OHI Asset Management LLC (the “Company”), Omega Healthcare Investors, Inc. (the “Parent”), and Steven J. Insoft (the “Executive”).

INTRODUCTION

The Company, the Parent and the Executive are parties to an employment agreement (the “Employment Agreement”) generally effective as of April 1, 2015, as amended effective March 17, 2016, January 9, 2017 and December 19, 2017. The parties now desire to further amend the Employment Agreement (a) to revise the amount of severance pay, so that if it is payable pursuant to the Employment Agreement, it will be the amount specified in this Amendment and (b) to revise the definition of “Applicable Period.”

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Employment Agreement is amended, effective as of the date first set forth above, as follows:

1.	By substituting the following for the existing text of Section 3(c)(i):

“If the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason, the Company will pay the Executive 1.75 times the sum of (A) his base salary pursuant to Section 2(a) hereof, plus (B) an amount equal to the average annual Bonus paid to the Executive by the Company or the Parent for the three most recently completed calendar years prior to termination of employment; provided, however, that if the Executive’s termination of employment occurs before the Bonus, if any, for the most recently completed calendar year is payable, then the averaging will be determined by reference to the three most recently completed calendar years before that calendar year. Such amount shall be paid in substantially equal installments not less frequently than twice per month over the twenty-one (21) month period commencing as of the date of termination of employment, provided that the first payment shall be made sixty (60) days following termination of employment and shall include all payments accrued from the date of termination of employment to the date of the first payment; provided, however, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”), at the date of his termination of employment then, to the extent required to avoid a tax under Code Section 409A, payments which would otherwise have been made during the first six (6) months after termination of employment shall be withheld and paid to the Executive during the seventh month following the date of his termination of employment. Notwithstanding the foregoing, if the total payments to be paid to the Executive hereunder, along with any other payments to the Executive, would result in the Executive being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate payments to the largest amount which can be paid to the Executive without triggering the excise tax, but only if and to the extent that such reduction would result in the Executive retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by the Executive will be made by the Company after consultation with its advisors and in material compliance with applicable law. For this purpose, the parties agree that the payments provided for in this Section 3(c) (i) are intended to be reasonable compensation for refraining from performing services after termination of employment (i.e, the Executive’s obligations pursuant to Sections 4, 5 and 6) to the maximum extent possible, and if necessary or desirable, the Company will retain a valuator or consultant to determine the amount constituting reasonable compensation. If payments are to be reduced, to the extent permissible under Code Section 4999, payments will be reduced in a manner that maximizes the after-tax economic benefit to the Executive and to the extent consistent with that objective, in the following order of precedence: (A) first, payments will be reduced in order of those with the highest ratio of value for purposes of the calculation of the parachute payment to projected actual taxable compensation to those with the lowest such ratio, (B) second, cash payments will be reduced before non-cash payments, and (C) third, payments to be made latest in time will be reduced first. Any reduction will be made in a manner that is intended to avoid a tax being incurred under Code Section 409A.”

2.	By substituting the following for the existing text of Section 9(b):

“‘Applicable Period’ means the period commencing as of the date of this Agreement and ending twenty-one (21) months after the termination of the Executive’s employment with the Company or any of its Affiliates.”

In all remaining respects, the terms of the Employment Agreement shall remain in full force and effect as prior to this Fourth Amendment.

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IN WITNESS WHEREOF, the Company, the Parent and the Executive have each executed and delivered this Fourth Amendment to Employment Agreement as of the date first shown above.

THE COMPANY:

OHI ASSET MANAGEMENT LLC

By:	/s/ C. Taylor Pickett
C. Taylor Pickett, Chief Executive Officer

THE PARENT:

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett
C. Taylor Pickett, Chief Executive Officer

THE EXECUTIVE:

/s/ Steven J. Insoft
Steven J. Insoft